Exhibit 16.1

July 8, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Freight Technologies, Inc. under Item 4.01 of its Form 6-K dated July 8, 2024.

●	We agree with the statements made in the first, second, fourth, fifth and sixth paragraphs under Former Independent Registered Public Accounting Firm in such Form 6-K.

●	We are not in a position to agree or disagree with other statements of Freight Technologies, Inc. contained in such Form 6-K.

Sincerely,

/s/ UHY LLP

Melville, NY

A member of UHY international, a network of independent accounting and consulting firms